Exhibit J

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
CitiFunds Premium Trust:

We consent to the use of our reports, incorporated herein by reference, dated October 26, 2006, for Citi Premium Liquid Reserves and Citi Premium U.S. Treasury Reserves, each a series of CitiFunds Premium Trust, as of August 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

KPMG LLP

New York, New York
December 27, 2006